Exhibit 99.2

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES PROPOSED $850 MILLION PRIVATE OFFERING OF SENIOR UNSECURED NOTES DUE 2026

FRISCO, TEXAS, July 13, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that, subject to market and other conditions, its wholly-owned subsidiary Comstock Escrow Corporation intends to offer for sale in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), $850.0 million in aggregate principal amount of senior unsecured notes due 2026 (the “Senior Notes”).  The gross proceeds of the offering (plus an amount related to interest that would accrue on the Senior Notes through a specified date) will initially be deposited in an escrow account pending satisfaction of certain conditions, including the closing of the contribution of certain oil and gas assets by Arkoma Drilling, L.P. and Williston Drilling, L.P., entities owned by Jerry Jones and his family, pursuant to the Contribution Agreement entered into on May 9, 2018 between Comstock and such entities.  The issuance of Comstock common stock in connection with the Jones contribution is being submitted to the Company’s stockholders for approval at its upcoming annual meeting to be held on August 10, 2018.  Upon satisfaction of the escrow release conditions, Comstock will assume the obligations under the Senior Notes, Comstock Escrow Corporation will be merged with and into the Company, with the Company as the surviving corporation, the Senior Notes will be guaranteed by each of the Company’s subsidiaries that guarantees payment of, or otherwise becomes liable with respect to, any indebtedness of the Company of any other guarantor, and the escrowed proceeds relating to the offering of the Senior Notes will be released to the Company.

Upon release of the funds from escrow, the Company intends to use the net proceeds from the offering of the Senior Notes, together with borrowings under the Company’s new senior secured revolving credit facility and cash on hand, to retire all of its existing debt as part of its refinancing plan and to pay fees and expenses in connection therewith.

If escrow release conditions are not satisfied on or before October 31, 2018, then the escrowed funds will be applied to the mandatory redemption of the Senior Notes at a price equal to 100% of the initial offering price of the Senior Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Senior Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. The Senior Notes to be offered have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transactions involving the Company.  The proposed contribution will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the "SEC"), including a definitive proxy statement.  However, such documents are not currently available.  This communication does not constitute a solicitation of any vote or approval.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CONTRIBUTION TRANSACTION.

Investors will be able to obtain a free copy of the proxy statement (when available) and other documents filed with the SEC at the SEC's website at http://www.sec.gov.  In addition, the proxy statement and the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through the Company's website at www.comstockresources.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of Comstock may be deemed "participants" in the solicitation of proxies from stockholders of Comstock in favor of the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Comstock in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC.  You can find information about Comstock's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended.

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This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of present or historical fact included in this press release, regarding the proposed contribution transaction and the offering of Senior Notes discussed herein, Comstock's ability to consummate the contribution transaction and the refinancing plan, the benefits of the transaction and Comstock's future financial performance following the transaction are forward looking statements. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.